Exhibit 99.1

Contact

Media/Analysts/Investors:

Sailash Patel

919.456.7814

sailash.patel@furiex.com

Furiex Reports Second Quarter 2010 Financial Results

Highlights:

•	Closing of the spin-off from Pharmaceutical Product Development, Inc. (PPD) on June 14, 2010.

•	Nesina® received regulatory and pricing approval and was successfully launched in Japan, triggering a $7.5 million milestone payment.

•	Second quarter revenues of $8.1 million.

•	Cash and cash equivalents balance of $99.1 million at June 30, 2010, with no outstanding debt.

•	Grant of U.S. patent covering dosing dapoxetine on an as-needed basis to treat premature ejaculation (PE).

•

Commenced Phase II proof-of-concept studies for Johnson & Johnson MuDelta to treat diarrheal symptoms of irritable bowel syndrome (IBS-d) and Fluoroquinolone (JNJ-Q2) to treat complicated skin and skin structure bacterial infections (cSSSI).

MORRISVILLE, N.C. (August 11, 2010) – Furiex Pharmaceuticals, Inc. (Nasdaq: FURX) today reported its financial and operating results for the quarter ended June 30, 2010. Furiex was spun off from PPD, Inc. effective June 14, 2010. The financial information included in the financial and operating results does not reflect the consolidated results of operations or cash flows of the company had it been a separate, stand-alone entity during the periods presented as the information through June 14, 2010, was derived from PPD’s discovery sciences segment.

Furiex recorded second quarter revenues of $8.1 million, compared to $0.2 million for the same period in the prior year. Revenue included a $7.5 million milestone payment made upon regulatory and pricing approval of Nesina in Japan, and $0.5 million in sales royalties related to Priligy™ and Nesina.

Research and development expenses were $13.4 million for the quarter, compared to $0.6 million for the same period in the prior year. The increase was primarily the result of increased development costs associated with the two therapeutic compounds, MuDelta and Fluoroquinolone (JNJ-Q2), in-licensed from Janssen-Cilag in November 2009.

Second quarter selling, general and administration expenses were $2.8 million for the quarter compared to $0.5 million for the second quarter of 2009. The increase was primarily the result of $1.3 million in spin-off related costs and additional costs associated with being a stand-alone company.

Operating loss was $8.1 million for the second quarter, compared to a loss of $1.0 million for the second quarter of 2009. Operating loss for the second quarter of 2010 was higher than the same period last year due primarily to R&D expenditures to support pipeline compounds and increased SG&A expense.

Earnings per share for the second quarter of 2010 was $(1.13), compared to $2.93 for the second quarter of 2009. Second quarter 2009 earnings per share included PPD’s income from discontinued operations, net of income taxes, of $3.03 per share. Second quarter 2010 earnings per share included a $(0.31) per share charge for discontinued operations, net of taxes, resulting from the closing of the dermatology business unit.

“We are pleased with the successful spin-off of Furiex as an independent company, bolstered by the favorable news that one of our partnered products, Nesina, launched in Japan,” said Dr. June Almenoff, president and chief medical officer of Furiex. “We are focused on quickly moving our existing pipeline toward success, evidenced by the continued progression of two of our pipeline programs through Phase II.”

Dr. Fred Eshelman, chairman of Furiex, added, “We have a unique opportunity as a stand-alone company to provide partners with access to a novel drug development model that will feed pharma and biotech pipelines, get products to market faster and lower R&D costs. We have the expertise and strategic vision to design and implement early development programs that advance drug candidates more efficiently.”

Furiex will conduct a live conference call and webcast tomorrow, August 12, 2010, at 9:00 a.m. ET to discuss its second quarter 2010 results, outlook for the full year, as well as an overview of our business and pipeline. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the Furiex website at www.furiex.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet and will also be available using the following direct dial numbers:

Participant dial-in:	1.866.735.8913	(U.S./Canada)
	1.706.643.0961	(International)

Conference ID:	87379426

Furiex Pharmaceuticals is a drug development collaboration company using innovative clinical development design to accelerate and increase value of partnered drug programs by advancing them through the drug discovery and development process in a cost-efficient manner. Development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates including late-stage assets and two products on the market. The company’s mission is to develop innovative medicines faster and at less cost, reducing the expense of health care globally while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: the risks and expense of continuing the research and development activities of our existing candidates; new collaborative agreements that we might enter into in the future; progress of product candidates in clinical trials as it relates to receiving future milestone payments; the ability of our licensees to obtain regulatory approval and successfully manufacture and market products licensed under our patents; the continued or additional support by our collaborators or other third parties of R&D efforts and clinical trials; time required to gain regulatory approvals; the demand for our potential products, if and when approved; potential acquisitions of technology, product candidates or businesses by us; and the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.

FURIEX PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Revenue:
Milestones	$—	$7,500	$5,000	$7,500
Royalties	68	547	68	777
Service	94	12	256	75
Other	—	54	—	54

Total revenue	162	8,113	5,324	8,406

Direct expenses	85	5	187	21
Research and development expenses	585	13,360	1,575	20,234
Selling, general and administrative expenses	480	2,815	819	4,779
Depreciation and amortization	3	34	5	68

Total operating expenses	1,153	16,214	2,586	25,102

Operating income (loss)	(991)	(8,101)	2,738	(16,696)
Other income	31	—	31	5

Income (loss) from continuing operations before provision for income taxes	(960)	(8,101)	2,769	(16,691)
Provision for income taxes	—	2	—	2

Income (loss) from continuing operations	(960)	(8,103)	2,769	(16,693)
Income (loss) from discontinued operations, net of income taxes	29,927	(3,043)	29,381	(5,133)

Net income (loss)	$28,967	$(11,146)	$32,150	$(21,826)

Income (loss) from continuing operations per basic and diluted share	$(0.10)	$(0.82)	$0.28	$(1.69)

Income (loss) from discontinued operations, net of income taxes per basic and diluted share	$3.03	$(0.31)	$2.97	$(0.52)

Net income (loss) per basic and diluted share	$2.93	$(1.13)	$3.25	$(2.21)

Weighted-average shares used to compute net income (loss) per basic and diluted share:	9,881	9,881	9,881	9,881

FURIEX PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)

	December 31, 2009	June 30, 2010

Assets
Current assets:
Cash and cash equivalents	$—	$99,097
Accounts receivable and unbilled services	561	8,047
Prepaid expenses	41	87
Other current assets	3,464	75
Current assets of discontinued operations	1,969	—

Total current assets	6,035	107,306

Property and equipment, net	—	202
Goodwill	49,116	49,116
Long-term assets of discontinued operations	726	—

Total assets	$55,877	$156,624

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$75	$333
Accrued expenses	3,350	5,894
Current liabilities of discontinued operations	3,139	—

Total current liabilities	6,564	6,227

Other long-term liabilities	—	201
Long-term liabilities of discontinued operations	43	—

Total liabilities	6,607	6,428

Common stock, $0.001 par value, authorized 40,000,000 shares; 9,881,340 shares issued and outstanding at June 30, 2010	—	10
Preferred stock, $0.001 par value, authorized 10,000,000 shares; 0 shares issued and outstanding at June 30, 2010	—	—
Paid-in capital	—	152,497
Pharmaceutical Product Development, Inc. net investment	49,270	—
Accumulated deficit	—	(2,311)

Total shareholders’ equity	49,270	150,196

Total liabilities and shareholders’ equity	$55,877	$156,624

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